                                                                    EXHIBIT 99.1


                  BETTER MINERALS & AGGREGATES COMPANY REPORTS
                  FISCAL 2000 FOURTH QUARTER, YEAR-END RESULTS
             Company Also Announces Renegotiation of Bank Agreement

     BERKELEY SPRINGS, WV, March 05, 2001---Better Minerals & Aggregates Company
(BMAC), a leading producer of silica sand, crushed stone and bituminous paving materials, today reported fourth quarter and full-year 2000 sales and earnings. In releasing these figures, the company said it had adopted the provisions of the Emerging Issues Task Force Issue No. 00-10: Accounting for Shipping and Handling Fees and Costs, beginning with the fourth quarter 2000 reporting. As a result, BMAC's total revenue figures for both 1999 and 2000 include the sales of materials to customers, as well as freight and delivery costs billed to customers. Discussion of the company's results, however, is based on product sales, exclusive of the freight and delivery costs. At the same time, the company also announced that it had successfully negotiated to amend its bank agreement.

                   Fourth Quarter, Year-End Figures Announced

     For the fourth quarter, revenue was $61.1 million, a decrease of four percent from the 1999 fourth quarter sales of $63.5 million. Fourth quarter EBITDA (earnings before income taxes, depreciation and amortization) was $10.1 million, down from $17.1 million for the same period in 1999.

     For the fiscal year ended December 31, 2000, BMAC's sales were $247.3 million, up 18 percent from $209.0 million in 1999. Year-end EBITDA rose to $53.7 million from the 1999 total of $49.0 million.

     According to R.D. "Butch" Reeves, BMAC president and newly-appointed chief executive officer, energy prices, particularly natural gas, continued to have a significant negative impact on results in both industrial minerals and aggregates for the quarter and the year. Natural gas, propane, and diesel fuel price increases raised operating costs in the fourth quarter approximately $1.7 million from last year, and boosted total year expenses in these categories to approximately $5.7 million over 1999.

     Fourth quarter sales of industrial minerals, the company's largest business segment, were $36.0 million, down from the prior year's fourth quarter sales of $40.1 million. Fourth quarter sales for 1999 include $2.2 million from the Company's Canadian operating subsidiary that was divested earlier in the year. Excluding this, comparable industrial mineral sales were 4.7% less than the prior year on a 6.6% reduction in volume. Sales decreases in the Company's glass, foundry, matrix and fillers & extenders market segments, were only
partially offset by increased sales to the oil & gas extraction market.   For
the year, sales totaled $155.5 million, as compared to the previous year's total of $159.1 million. Excluding the $8.6 million in prior year sales from the divested Canadian subsidiary, the company's ongoing industrial minerals operations realized a 2.3% increase in revenue for the full year.

     Aggregates sales for the quarter were $25.0 million, an increase from fourth quarter 1999 totals of $23.3 million. Volume in manufactured stone and asphalt decreased 9.2% from year ago levels, but was offset by increased selling prices for asphalt and a $1.0 million increase in brokered stone products. Full year sales were up significantly, to $91.7 million, from last year's sales of $49.9 million due to the acquisition of its Pittsburgh aggregate operations, which occurred October 1, 1999.

     "Demand for industrial minerals softened significantly in the fourth quarter in nearly all segments of the business, as our customers reacted to the slowing domestic economy" Reeves said. "Demand was also weaker than expected in aggregates. Early winter weather conditions in the fourth quarter put an abrupt end to an already abbreviated construction season. We did see sufficient price increases in asphalt at the end of the year to offset higher asphalt cement costs, but our stone selling prices, on average, rose only slightly above their 1999 levels." Looking ahead, Reeves said "our backlog in the aggregates segment is 15% greater than last year at this time and I am optimistic about their outlook for 2001", but he expects a "difficult environment for industrial minerals in the first half of the year because of continued high energy costs and weakened customer demand."

                          BMAC Amends Bank Agreements

     BMAC also recently completed negotiations to amend its bank credit agreement, modifying its financial covenants through 2001. Under the new agreement, the company agreed to a 25 basis point increase in interest rates when the leverage ratio of the company exceeds certain defined levels, along with a one-time 25 basis point amendment fee. Additionally,
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                                       3

BMAC cancelled its unused $40.0 million Acquisition Line of Credit. As a result of this credit agreement amendment, the company anticipates its annual interest expense will increase less than $400,000.

     "We are pleased with the continuing support of our bank group. Modifying the financial covenants provides us with the flexibility we need over the next year," said BMAC chairman,
D. George Harris.

     A portfolio company of D. George Harris & Associates (DGH&A) and JP Morgan Partners (formerly Chase Capital Partners), BMAC is a leading producer of: high quality silica sand and aplite for the glass, foundry, chemical, recreational and construction industries; fine ground silica and kaolin clay products for the paint, plastic and ceramic industries; and crushed stone and bituminous paving materials to contractors, road builders and ready-mix concrete and bituminous asphalt plants. Headquartered in Berkeley Springs, WV, the company has approximately 1,050 employees at its 26 facilities in the United States.

NOTE:  Unaudited financial tables follow.

                                      ####

Certain statements in this news release regarding expectations of future performance of the company's businesses, the company's results of operations and other matters, may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Such statements are subject to various risks as discussed in detail in the company's SEC filings filed under the Securities Act of 1933 and the Securities and Exchange Act of 1934.

                     BETTER MINERALS & AGGREGATES COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Dollars in Thousands)
                                  (Unaudited)


                                                                 Three Months Ended              Twelve Months Ended
                                                                    December 31,                     December 31,
                                                                    ------------                     ------------
                                                                2000           1999                2000         1999
                                                                ----           ----                ----         ----

Net sales:
  Industrial Minerals                                         $ 36,039       $ 40,126           $ 155,551   $ 159,169
  Aggregates                                                    25,022         23,332              91,750      49,907
  Freight and delivery revenue                                  13,028         11,841              52,034      35,726
                                                               -------        -------             -------     -------
Total net sales                                                 74,089         75,299             299,335     244,802

Cost of goods sold                                              44,389         41,766             170,720     140,244
Freight and delivery costs                                      13,028         11,841              52,034      35,726
Depreciation, depletion and amortization                         8,843          9,186              35,895      28,481
Selling, general & admininstrative                               6,779          5,263              25,543      21,844
Incentive stock compensation                                       -              -                   998         -
                                                               -------        -------             -------     -------
     Operating income                                            1,050          7,243              14,145      18,507

Interest expense                                                 9,332          9,178              36,359      19,590
Accretion of preferred stock warrants                               -            (171)                -            56
Other (income) expense, net of interest income                    (127)          (847)             (1,575)     (2,171)
                                                               -------        -------             -------     -------
     Loss before income taxes                                   (8,155)          (917)            (20,639)      1,032
Provision (benefit) for income taxes                            (2,491)        (2,658)            (11,091)     (2,714)
                                                               -------        -------            --------     -------
     Net (loss) income before extraordinary loss              $ (5,664)       $ 1,741             $(9,548)     $3,746
                                                              =========       ========            =========    =======
Extraordinary loss (less applicable taxes of $1,752)                -           2,747                 -         2,747
                                                               -------         -------             -------     -------
     Net (loss) income after extraordinary loss               $ (5,664)       $(1,006)            $(9,548)      $ 999
                                                              =========      =========           =========      =====

EBITDA                                                        $ 10,092       $ 17,151            $ 53,787    $ 49,029


                      BETTER MINERALS & AGGREGATES COMPANY
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in Thousands)
                                   (Unaudited)

                                                 December 31,       December 31,
                                                    2000               1999
                                                    ----               ----

ASSETS
Current assets                                     $ 92,840           $ 91,405

Property and equipment - net                        415,686            425,224
Goodwill and non compete agreements                  16,649             19,907
Debt issuance costs                                  12,958             14,601
Other assets                                            153                466
                                                       ----                ---
    Total                                         $ 538,286          $ 551,603
                                                  ==========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                   $ 9,076            $ 2,039
Other current liabilities                            45,678             43,651
                                                    -------            ------
     Total                                           54,754             45,690

Long-term debt                                      280,329            285,466
Deferred income taxes                               110,676            117,637
Other long-term liabilities                          39,311             38,475

Stockholders' equity                                 53,216             64,335
                                                    -------             ------
    Total                                         $ 538,286          $ 551,603
                                                  ==========         =========

                      BETTER MINERALS & AGGREGATES COMPANY
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                             (Dollars in Thousands)
                                   (Unaudited)

                                                                            Twelve Months Ended December 31,
                                                                         ----------------------------------------
                                                                                2000                  1999
                                                                                ----                  ----

NET CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES                            $ 7,698               $ 29,519

INVESTING ACTIVITIES
  Capital expenditures                                                          (26,369)               (14,572)
  Purchases of businesses, net of cash acquired                                   -                   (172,379)
  Proceeds from sale of property, plant, and equipment                              670                  1,310
  Proceeds from sale of investments                                               3,136
  Loans to related party                                                         (1,507)                  -
                                                                       -----------------    -------------------
NET CASH USED FOR INVESTING ACTIVITIES                                          (24,070)              (185,641)

FINANCING ACTIVITIES
  Net (repayments) additions of long-term debt                                   (3,600)              (169,205)
  Issuance of long-term debt                                                      -                    325,006
  Increase (decrease) in checks outstanding in excess of cash                     2,238                 (1,402)
  Principal payments on capital lease obligations                                   (73)                   (44)
  Financing fees and prepayment penalties                                          (435)               (15,796)
  Capital contributed by parent                                                   -                     35,000
  Net revolver credit agreement facility                                          5,500                 (6,100)
                                                                       -----------------    -------------------
NET CASH USED FOR FINANCING ACTIVITIES                                            3,630                167,459

Effect of exchange rate on cash                                                      29                     14
                                                                       -----------------    -------------------
Net decrease in cash                                                            (12,713)                11,351
Cash and cash equivalents, January 1                                             13,573                  2,222
                                                                       -----------------    -------------------

CASH AND CASH EQUIVALENTS, DECEMBER 31                                            $ 860               $ 13,573
                                                                       =================    ===================
